Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-3 (Nos. 333-278523 and 333-278523-01) and related Prospectus of Brookfield Renewable Partners L.P. (the “Partnership”) and Brookfield Renewable Corporation filed on the date hereof and to the incorporation by reference therein of our reports dated February 28, 2025, with respect to the consolidated statements of financial position of the Partnership as of December 31, 2024 and 2023 and the consolidated statements of income (loss), comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024, and with respect to the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2024, included in the Partnership’s Annual Report on Form 20-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 6, 2025